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FOR:              THE SPORTSMAN'S GUIDE
                  411 Farwell Avenue
                  South Saint Paul, Minn.  55075
                  NASDAQ NMS: SGDE

CONTACT:          William P. Bartkowski                    FOR IMMEDIATE RELEASE
                  612-344-1012

                    THE SPORTSMAN'S GUIDE ANTICIPATES RECORD
             SALES AND EARNINGS FOR THE FOURTH QUARTER AND THE YEAR

     Sales and EPS Results Expected to Be Well Ahead of Last Year's Totals;
                          EPS Above Consensus Estimates

SOUTH ST. PAUL, MINN. (1/14/04) - The Sportsman's Guide, Inc. (NASDAQ NMS: SGDE) today announced that the Company expects to report total sales of $71 to $72 million and earnings per share of $0.70 to $0.72 for its fourth quarter ended December 31, 2003. This would compare to fourth quarter 2002 results of $66.3 million in sales and earnings of $0.53 per share. Earnings at that anticipated level will be above the consensus First Call(R) estimate, which is $0.63 per share. Internet-related sales as a percentage of total sales for the quarter were approximately 36 percent, compared to just under 30 percent for the same period one year ago. For the year, the Company expects sales in the range of $194 to $195 million and earnings per share of $1.14 to $1.16. Consensus First Call(R) estimates were for sales of $194.5 million and for earnings of $1.07 per share.

         Gregory R. Binkley, President and Chief Executive Officer of the Company, stated, "There is no question that 2003 looks to be the most successful year in our 27 year history. In addition to the anticipated record sales and earnings, we expect to end the year with no bank debt, a cash balance in excess of $31 million and inventory levels some 8% lower than last year."

         The Company expects to announce the final results for the year in February, following the completion of the annual audit. It will also hold a conference call at that time. The date of the announcement and conference call will be released early in February.

         The Sportsman's Guide offers value-priced outdoor gear and general merchandise, with a special emphasis on outdoor clothing, equipment and footwear, through direct mail catalogs and two Internet sites. The Company's e-commerce websites include www.sportsmansguide.com and www.bargainoutfitters.com. Investor information is available on the Company's investor relations website: www.SportsmansGuideIR.com.


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This release contains forward looking statements which are subject to change based on various important factors, including but not limited to general economic conditions, a changing market environment for the Company's products and the market acceptance of the Company's catalogs.